Exhibit 8

FORM OF 2.633% FIXED RATE/FLOATING RATE GLOBAL SECURITY

CUSIP No.: 404280 CE7

ISIN: US404280CE72

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS GLOBAL SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

BY ITS ACQUISITION OF THE DEBT SECURITIES REPRESENTED BY THIS GLOBAL SECURITY, EACH HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES) ACKNOWLEDGES, ACCEPTS, CONSENTS AND AGREES, NOTWITHSTANDING ANY OTHER TERM OF THE DEBT SECURITIES, THE INDENTURE OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN THE ISSUER AND ANY HOLDER, TO BE BOUND BY (A) THE EFFECT OF THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY THAT MAY INCLUDE AND RESULT IN ANY OF THE FOLLOWING, OR SOME COMBINATION THEREOF: (I) THE REDUCTION OF ALL, OR A PORTION, OF THE AMOUNTS DUE (AS DEFINED ON THE REVERSE OF THIS GLOBAL SECURITY); (II) THE CONVERSION OF ALL, OR A PORTION, OF THE AMOUNTS DUE INTO THE ISSUER’S OR ANOTHER PERSON’S ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS (AND THE ISSUE TO, OR CONFERRAL ON, THE HOLDER OF SUCH ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS), INCLUDING BY MEANS OF AN AMENDMENT, MODIFICATION OR VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE; (III) THE CANCELLATION OF THE DEBT SECURITIES; AND/OR (IV) THE AMENDMENT OR ALTERATION OF THE MATURITY OF THE DEBT SECURITIES OR AMENDMENT OF THE AMOUNT OF INTEREST PAYABLE ON THE DEBT SECURITIES, OR THE INTEREST PAYMENT DATES, INCLUDING BY SUSPENDING PAYMENT FOR A TEMPORARY PERIOD; AND (B) THE VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE, IF NECESSARY, TO GIVE EFFECT TO THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY.

THERE IS NO RIGHT OF ACCELERATION IN THE CASE OF NON-PAYMENT OF PRINCIPAL AND/OR INTEREST ON THE NOTES OR OF THE ISSUER’S FAILURE TO PERFORM ANY OF ITS OBLIGATIONS UNDER OR IN RESPECT OF THE NOTES. PAYMENT OF THE PRINCIPAL AMOUNT OF THE NOTES MAY BE ACCELERATED ONLY UPON CERTAIN EVENTS OF A WINDING UP AS SET FORTH IN THE INDENTURE.

GLOBAL SECURITY

HSBC Holdings plc

$[•]

2.633% FIXED RATE/FLOATING RATE SENIOR UNSECURED NOTES DUE 2025

This is a Global Security in respect of a duly authorized issue by HSBC Holdings plc (the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to) of debt securities, designated as specified in the title hereof, in the aggregate face amount of $[•] (the “Debt Securities”).

The Issuer, for value received, hereby promises to pay CEDE & CO., or registered assigns on November 7, 2025 (the “Maturity Date”) or on such earlier date as this Global Security may be redeemed, the principal amount hereof and to pay interest on the said principal amount from November 7, 2019 (the “Issue Date”) or the most recent Interest Payment Date on which interest has been paid or duly provided for until maturity:

(1) from the Issue Date or the most recent interest payment date during the Fixed Rate Period on which interest has been paid or duly provided for to (but excluding) November 7, 2024, semi-annually in arrear on May 7 and November 7 of each year, beginning on May 7, 2020 (each, a “Fixed Rate Period Interest Payment Date”), at a rate of 2.633% per annum (the “Initial Interest Rate”); and

(2) from (and including) November 7, 2024 or the most recent interest payment date during the Floating Rate Period on which interest has been paid or duly provided for to (but excluding) Maturity Date, quarterly in arrear on February 7, 2025, May 7, 2025, August 7, 2025 and November 7, 2025 (each, a “Floating Rate Period Interest Payment Date”), at a floating rate equal to LIBOR, as determined by the Calculation Agent on the applicable Interest Determination Date, plus 1.14% per annum (the “Margin”), subject to the Benchmark Transition Provisions (as defined below). The interest rate during the Floating Rate Period on this Global Security shall be reset quarterly on each Interest Reset Date.

“Fixed Rate Period” means the period from (and including) the Issue Date, to (but excluding) November 7, 2024.

“Floating Rate Period” means the period from (and including) November 7, 2024 to (but excluding) the Maturity Date.

“Interest Determination Date” means the second London Banking Day preceding the applicable Interest Reset Date.

“Interest Reset Date” means November 7, 2024, February 7, 2025, May 7, 2025, and August 7, 2025.

“London Banking Day” means any day on which dealings in the Applicable Currency are transacted in the London interbank market.

“LIBOR” means the interest rate benchmark known as the London interbank offered rate, which is calculated and published by a designated distributor (on the Issue Date, Thomson Reuters) in accordance with the requirements from time to time of ICE Benchmark Administration Limited (or any other person which takes over the administration of such rate) based on the estimated interbank borrowing rate for the Applicable Currency that is provided by a panel of contributor banks.

LIBOR shall be determined by the Calculation Agent in accordance with the Indenture and the following provisions:

(i)

With respect to any Interest Determination Date, LIBOR shall be the rate (expressed as a percentage per annum) for deposits in the Applicable Currency having a maturity of three months commencing on the related Interest Reset Date that appears on Reuters Page “LIBOR01” (or such other page as may replace such page on Reuters or such other information service or source, in each case, as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) (the “Relevant Screen Page”) as of the Reference Time on that Interest Determination Date. If no such rate appears, then LIBOR, in respect of that Interest Determination Date, shall be determined in accordance with the provisions described in (ii) below; and

(ii)

With respect to an Interest Determination Date on which no rate appears on the Relevant Screen Page, subject to the Benchmark Transition Provisions, the Calculation Agent shall request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected and identified by the Issuer (the “London Reference Banks”), to provide its offered quotation (expressed as a percentage per annum) for deposits in the Applicable Currency for the period of three months, commencing on the related Interest Reset Date, to prime banks in the London interbank market at the Reference Time on that Interest Determination Date, and in a principal amount that is representative for a single transaction in the Applicable Currency in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date shall be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date shall be the arithmetic mean of the rates quoted at approximately 11:00 a.m. New York City time, on that Interest Determination Date by three major banks in the City of New York (which may include affiliates of the underwriters), as selected and identified by the Issuer (together with the London Reference Banks, the “Reference Banks”), for loans in the Applicable Currency to leading European banks, for a period of three months, commencing on the related Interest Reset Date, and in a principal amount that is representative for a single transaction in the Applicable Currency in that market at that time. If at least two such rates are so provided, LIBOR on the Interest Determination Date shall be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the Interest Determination Date will be LIBOR in effect with respect to the immediately preceding Interest Determination Date or, in the case of the Interest Determination Date prior to the first Interest Reset Date, the interest rate will be the Initial Interest Rate.

Notwithstanding clauses (i) and (ii) above, if the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determines on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to LIBOR, then the “Benchmark Transition Provisions” set forth below will thereafter apply to all determinations of the rate of interest payable on the Debt Securities during the Floating Rate Period.

In accordance with and subject to the Benchmark Transition Provisions, after a Benchmark Transition Event and related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period on the Debt Securities during the Floating Rate Period will be determined by reference to a rate per annum equal to the Benchmark Replacement plus the Margin.

“designee” means an affiliate or any other agent of HSBC.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the relevant Interest Determination Date, and (2) if the Benchmark is not LIBOR, the time determined by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) in accordance with the Benchmark Replacement Conforming Changes.

Benchmark Transition Provisions. If the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determines that a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to the applicable Reference Time in respect of any determination of the Benchmark on any date, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Debt Securities during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates; provided that, if the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) is unable to or does not determine a Benchmark Replacement in accordance with the provisions below prior to the relevant Reference Time on the relevant Interest Determination Date, the interest rate for such Floating Rate Interest Period will be equal to the interest rate in effect for the immediately preceding Floating Rate Interest Period or, in the case of the Interest Determination Date prior to the first Interest Reset Date, the Initial Interest Rate.

In connection with the implementation of a Benchmark Replacement, the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) will have the right to make changes to (1) any Interest Determination Date, Floating Rate Period Interest Payment Date, Interest Reset Date, business day convention or Floating Rate Interest Period, (2) the manner, timing and frequency of determining the rate and amounts of interest that are payable on the Debt Securities during the Floating Rate Period and the conventions relating to such determination and calculations with respect to interest, (3) rounding conventions, (4) tenors and (5) any other terms or provisions of the Debt Securities during the Floating Rate Period, in each case that the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determines, from time to time, to be appropriate to reflect the determination and implementation of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) decides that implementation of any portion of such market practice is not administratively feasible or determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determines is appropriate (acting in good faith)) (the “Benchmark Replacement Conforming Changes”). Any Benchmark Replacement Conforming Changes will apply to the Debt Securities for all future Floating Rate Interest Periods.

The Issuer shall promptly give notice of the determination of the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to the Trustee, the Paying Agent, the Calculation Agent and the Holders; provided that failure to provide such notice shall have no impact on the effectiveness of, or otherwise invalidate, any such determination.

All percentages resulting from any calculation of any interest rate in respect of this Global Security shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (for example, 9.876545% (or 0.09876545) would be rounded to 9.87655% (or 0.0987655)), and all the Applicable Currency amounts shall be rounded to the nearest pence or cent, as applicable, with one-half pence or one-half cent, as applicable, being rounded upward.

All determinations, decisions, elections and any calculations made by the Issuer, the Calculation Agent or the Issuer’s designee for the purposes of calculating the applicable interest on the Debt Securities will be conclusive and binding on the Holders, the Issuer, the Trustee and the Paying Agent, absent manifest error. If made by the Issuer, such determinations, decisions, elections and calculations will be made in consultation with the Calculation Agent, to the extent practicable. If made by the Issuer’s designee, such determinations, decisions, elections and calculations will be made after consulting with the Issuer, and the Issuer’s designees will not make any such determination, decision, election or calculation to which the Issuer objects. Notwithstanding anything to the contrary in the Indenture or the Debt Securities, any determinations, decisions, calculations or elections made in accordance with this provision will become effective without consent from the Holders or any other party.

The Calculation Agent will not be responsible to the Issuer, the Holders or any third party for any failure of the Reference Banks to provide quotations as requested of them or as a result of the Calculation Agent having acted on any quotation or other information given by any Reference Bank which subsequently may be found to be incorrect or inaccurate in any way. Any determination, decision or election relating to the Benchmark not made by the Calculation Agent will be made by the Issuer on the basis described above. The Calculation Agent shall have no liability for not making any such determination, decision or election. In addition, the Issuer may designate an entity (which may be its affiliate) to make any determination, decision or election that the Issuer has the right to make in connection with the determination of the Benchmark.

Each Holder of the Debt Securities (which, for these purposes, includes each beneficial owner of the Debt Securities) (i) acknowledges, accepts, consents and agrees to be bound by the Issuer’s or its designee’s determination of a Benchmark Transition Event, a Benchmark Replacement Date, the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, including as may occur without any prior notice from the Issuer and without the need for the Issuer to obtain any further consent from such Holder, (ii) waives any and all claims, in law and/or in equity, against the Trustee, the Paying Agent and the Calculation Agent or the Issuer’s designee for, agrees not to initiate a suit against the Trustee, the Paying Agent and the Calculation Agent or the Issuer’s designee in respect of, and agrees that none of the Trustee, the Paying Agent or the Calculation Agent or the Issuer’s designee will be liable for, the determination of or the failure to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, and any losses suffered in connection therewith and (iii) agrees that none of the Trustee, the Paying Agent or the Calculation Agent or the Issuer’s designee will have any obligation to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes (including any adjustments thereto), including in the event of any failure by the Issuer to determine any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes.

“Benchmark” means, initially, LIBOR; provided that if a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) as of the Benchmark Replacement Date:

(i)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(ii)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(iii)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if any) and (b) the Benchmark Replacement Adjustment;

(iv)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(v)

the sum of: (a) the alternate rate of interest that has been selected by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for Dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) as of the Benchmark Replacement Date:

(i)

the spread adjustment (which may be a positive or negative value or zero) that has been (x) selected or recommended by the Relevant Governmental Body or (y) determined by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) in accordance with the method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body, in each case for the applicable Unadjusted Benchmark Replacement;

(ii)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(iii)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) giving due consideration to industry-accepted spread adjustments (if any), or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated floating rate notes at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then- current Benchmark:

(i)

in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(ii)	in the case of clause (iii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(ii)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(iii)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of daily SOFR rates for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) in accordance with:

(i)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(ii)

if, and to the extent that, the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) giving due consideration to any industry-accepted market practice for Dollar-denominated floating rate notes at such time.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustments) as the applicable tenor for the then-current Benchmark.

“Floating Rate Interest Period” means, during the Floating Rate Period, the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first Floating Rate Interest Period shall begin on November 7, 2024 and shall end on (but exclude) the first Floating Rate Period Interest Payment Date.

“HSBC” means the Issuer together with its subsidiary undertakings.

“Interest Payment Date” means either a Fixed Rate Period Interest Payment Date or a Floating Rate Period Interest Payment Date, as applicable.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor. If the Benchmark with respect to which the Interpolated Benchmark is being determined is LIBOR, then the term “Benchmark” as used in clause (1) and (2) of the foregoing definition means the London interbank offered rate for deposits in Dollars for the applicable periods specified in such clauses.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”) or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NY Federal Reserve, as the administrator of the benchmark (or a successor administrator), on the NY Federal Reserve’s website at http://www. newyorkfed.org (or any successor source).

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Interest in respect of this Global Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Global Security (or one or more Predecessor Global Securities) is registered at the close of business on the Regular Record Date for such interest.

Payment of interest, if any, in respect of this Global Security may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register, or by wire transfer or transfer by any other means to an account designated in writing by such Person to the Paying Agent at least 15 days prior to such payment date.

Any interest in respect of this Global Security that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holders thereof on the relevant Regular Record Date by virtue of their having been such Holders; and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in Clause (1) or (2) below:

(1)

The Issuer may elect to make payment of such Defaulted Interest to the Persons in whose names this Global Security (or its respective Predecessor Global Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the manner provided for in the Indenture.

(2)

The Issuer may make payment of any Defaulted Interest on this Global Security in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Global Security may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

All payments made under or with respect to this Global Security shall be paid by the Issuer, without deduction or withholding for, or on account of, any and all present and future taxes, levies, imposts, duties, charges, fees, deductions or withholdings whatsoever imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or taxing authority thereof or therein having the power to tax (each, a “Taxing Jurisdiction”), unless required by law. If such deduction or withholding shall at any time be required by the law of the Taxing Jurisdiction, the Issuer shall pay such additional amounts in respect of any payments of principal or interest on this Global Security (“Additional Amounts”) as may be necessary so that the net amounts (including Additional Amounts) paid to the Holders, after such deduction or withholding, shall be equal to the respective amounts of principal or interest which the Holders would have been entitled to receive in respect of this Global Security in the absence of such deduction or withholding; provided that the foregoing shall not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which: (i) would not be payable or due but for the fact that the Holder or the beneficial owner of this Global Security is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Taxing Jurisdiction or otherwise has some connection or former connection with the Taxing Jurisdiction other than the holding or ownership of this Global Security, or the collection of principal or interest payments on, or the enforcement of, this Global Security; (ii) would not be payable or due but for the fact that this Global Security (x) is presented for payment in the Taxing Jurisdiction or (y) is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting the same for payment at the close of such 30 day period; (iii) would not have been imposed if presentation for payment of this Global Security had been made to a paying agent other than the paying agent to which the presentation was made; (iv) is imposed in respect of a Holder that is not the sole beneficial owner of the principal or the interest, or a portion of either, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (v) is imposed because of the failure to comply by the Holder or the beneficial owner of this Global Security or the beneficial owner of any payment on this Global Security with a request from the Issuer addressed to the Holder or the beneficial owner, including a written request from the Issuer related to a claim for relief under any applicable double tax treaty (x) to provide information concerning the nationality, residence, identity or connection with a taxing jurisdiction of the Holder or the beneficial owner or (y) to make any declaration or other similar claim to satisfy any information or reporting requirement, if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the Taxing Jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge; (vi) is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty, assessment or other governmental charge; or (vii) is imposed in respect of any combination of the above items.

Whenever in this Global Security there is mentioned, in any context, the payment of any principal or interest on or in respect of any Debt Security or the net proceeds received on the sale or exchange of any Debt Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

Upon any exchange of a portion of this Global Security for a definitive Debt Security, the portion of the principal amount hereof so exchanged shall be endorsed by the Registrar on Schedule A hereto. The principal amount hereof shall be reduced for all purposes by the amount so exchanged and endorsed.

Reference is hereby made to the further provisions of this Global Security set forth on the reverse hereof, which further provisions shall for the purposes hereof have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent by manual signature, this Global Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

By:	/s/ Iain MacKinnon
Iain MacKinnon

HSBC Holdings plc, as Issuer

Dated: November 7, 2019

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of a series issued under the within-mentioned Indenture.

By:	/s/ Thomas Vanson
Thomas Vanson

The Bank of New York Mellon, London Branch, as Trustee

Dated: November 7, 2019

REVERSE OF GLOBAL SECURITY

$[•]

2.633 % FIXED RATE/FLOATING RATE SENIOR UNSECURED NOTES DUE 2025

This Global Security is one of a duly authorized issue of Debt Securities issued and to be issued in one or more series under and governed by an Indenture dated as of August 26, 2009 (as amended or supplemented from time to time), by and among the Issuer, The Bank of New York Mellon, London Branch, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and HSBC Bank USA, National Association (“HBUS”), as registrar and paying agent (the “Base Indenture”), as amended and supplemented by a Fourteenth Supplemental Indenture dated as of November 7, 2019 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Trustee and HBUS, as paying agent, registrar and calculation agent (the “Agent”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, the Holders and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered.

Under the terms of the Indenture, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s option, on not less than 30 nor more than 60 days’ notice, at any time at a redemption price equal to the principal amount thereof, together with accrued interest, if any, to the date fixed for redemption, if, at any time, the Issuer determines that:

(a) in making payment under the Debt Securities in respect of principal (or premium, if any) or interest the Issuer has or shall or would become obligated to pay Additional Amounts as provided in the Indenture and in this Global Security provided such obligation results from a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws (including a decision of any court or tribunal), or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective after the Issue Date; or

(b) the payment of interest in respect of the Debt Securities has become or will or would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or reenactment thereof for the time being) as a result of a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws, including a decision of any court, which change or amendment becomes effective on or after the Issue Date; provided, however that, in the case of (a) above, no notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment in respect of the Debt Securities then due.

Under the terms of the Indenture, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s sole discretion, on not less than 30 nor more than 60 days’ notice, on November 7, 2024 (the “Optional Redemption Date”). The redemption price shall be equal to 100% of their principal amount plus any accrued and unpaid interest to (but excluding) the Optional Redemption Date.

Notwithstanding anything to the contrary in the Indenture, the Issuer may only redeem or repurchase the Debt Securities prior to the Maturity Date pursuant to the Indenture if the Issuer has obtained any Relevant Supervisory Consent.

An “Event of Default” with respect to the Debt Securities means any one of the following events: (A) an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency; or (B) an effective resolution is validly adopted by the Issuer’s shareholders for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency.

A “Default” with respect to the Debt Securities means any one of the following events: (A) failure to pay principal or premium, if any, on the Debt Securities at maturity, and such default continues for a period of 30 days; or (B) failure to pay any interest on the Debt Securities when due and payable, which failure continues for 30 days.

If a Default occurs, the Trustee may institute proceedings in England (but not elsewhere) for the Issuer’s winding up; provided that the Trustee may not, upon the occurrence of a Default, accelerate the maturity of any Debt Securities then Outstanding, unless an Event of Default has occurred and is continuing.

Notwithstanding the immediately preceding two paragraphs, failure to make any payment in respect of the Debt Securities shall not be a Default in respect of the Debt Securities if such payment is withheld or refused: (A) in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or (B) in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time during the said grace period of 30 days by independent legal advisers acceptable to the Trustee; provided, however, that the Trustee may, by notice to the Issuer, require the Issuer to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an opinion of counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Issuer shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such resolution determines that the relevant payment can be made without violating any applicable law, regulation or order then the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of the relevant grace period of 30 days after the Trustee gives written notice to the Issuer informing the Issuer of such resolution.

By its acquisition of the Debt Securities represented by this Global Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) acknowledges, accepts, consents and agrees to be bound by the terms of the Debt Securities related to the limited remedies available under the Indenture and the Debt Securities for a non-payment of principal and/or interest on the Debt Securities.

If an Event of Default with respect to the Debt Securities of this series shall occur and be continuing, the principal of all of the Debt Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture and this Global Security. The Indenture provides that in certain circumstances such declaration and its consequences may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series. If a Default with respect to Debt Securities of this series occurs and is continuing, the Trustee may pursue certain remedies as set forth in the Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of this series may on behalf of all the Holders waive any past Event of Default or any Default under the Indenture or the Debt Securities and its consequences except a default (i) in the payment of principal of (or premium, if any, on) or any installment of interest on any of the Debt Securities or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of this Debt Security, and any such consent or waiver shall bind every future Holder of this Debt Security and of any Debt Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debt Security or such other Debt Securities.

The Indenture contains provisions permitting the Issuer and the Trustee (i) without the consent of the Holders of any Debt Securities issued under the Indenture to execute one or more supplemental indentures for certain enumerated purposes, such as to cure any ambiguity or to secure the Debt Securities, and (ii) with the consent of the Holders of not less than a majority in aggregate principal amount of the

Outstanding Debt Securities of each series of Debt Securities affected thereby, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of Holders under the Indenture; provided that, with respect to certain enumerated provisions, no such supplemental indenture may be entered into without the consent of the Holder of each Outstanding Debt Security affected thereby. The Indenture also permits the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series to be affected, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Issuer with certain restrictive provisions of the Indenture. Any such consent or waiver by the Holder of this Global Security shall bind every future Holder of this Global Security and of any Global Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Global Security or such other Global Securities.

Subject to the terms of the Indenture, the Depositary may surrender this Global Security or any portion hereof in exchange, in whole or in part, for definitive Debt Securities, of this series in registered form and the Registrar, acting on behalf of the Issuer, shall authenticate and deliver in exchange for this Global Security or the portions thereof to be exchanged, an equal aggregate face amount of definitive Debt Securities (duly countersigned) in the numbers and in the names advised by the Depositary.

By its acquisition of the Debt Securities represented by this Global Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) acknowledges, accepts, consents and agrees, notwithstanding any other term of the Debt Securities, the Indenture or any other agreements, arrangements or understandings between the Issuer and any Holder, to be bound by (a) the effect of the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that may include and result in any of the following, or some combination thereof: (i) the reduction of all, or a portion, of the Amounts Due; (ii) the conversion of all, or a portion, of the Amounts Due into the Issuer’s or another Person’s ordinary shares, other securities or other obligations (and the issue to, or conferral on, the Holder of such ordinary shares, other securities or other obligations), including by means of an amendment, modification or variation of the terms of the Debt Securities or the Indenture; (iii) the cancellation of the Debt Securities; and/or (iv) the amendment or alteration of the maturity of the Debt Securities or amendment of the amount of interest payable on the Debt Securities, or the interest payment dates, including by suspending payment for a temporary period; and (b) the variation of the terms of the Debt Securities or the Indenture, if necessary, to give effect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority. No repayment or payment of Amounts Due shall become due and payable or be paid after the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise. Moreover, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) consents to the exercise of any UK Bail-in Power as it may be imposed without any prior notice by the Relevant UK Resolution Authority of its decision to exercise such power with respect to the Debt Securities.

“Amounts Due” means the principal amount of, and any accrued but unpaid interest, including any Additional Amounts, on, the Debt Securities. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended, supplemented or replaced from time to time.

“EU Capital Requirements Legislative Package” means, taken together, (i) the CRR, (ii) the CRD and (iii) the Capital Instruments Regulations.

“Loss Absorption Regulations” means, at any time, the laws, regulations, requirements, guidelines, rules, standards and policies from time to time relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments in effect in the UK, including, without limitation to the generality of the foregoing, any delegated or implementing acts (such as implementing or regulatory technical standards) adopted by the European Commission and applicable to the Issuer from time to time (whether or not such requirements, guidelines or policies are applied generally or specifically to the Issuer or to the Issuer and any of its holding or subsidiary companies or any subsidiary of any such holding company).

“PRA” means the UK Prudential Regulation Authority or any successor entity.

“Regulated Entity” means any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the PRA, as amended from time to time, which includes certain credit institutions, investment firms and certain of their parent or holding companies or any comparable future definition intended to designate entities within the scope of the UK recovery and resolution regime.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York (“NY Federal Reserve”), or a committee officially endorsed or convened by the Federal Reserve and/or the NY Federal Reserve or any successor thereto.

“Relevant Regulator” means the PRA or any successor entity or other entity primarily responsible for the prudential supervision of the Issuer.

“Relevant Rules” means, at any time, the laws, regulations, requirements, guidelines and policies relating to capital adequacy (including, without limitation, as to leverage) then in effect in the UK including, without limitation to the generality of the foregoing, as may be required by the EU Capital Requirements Legislative Package or BRRD or any applicable successor legislation or any delegated or implementing acts (such as regulatory technical standards) adopted by the European Commission and applicable to the Issuer from time to time and any regulations, requirements, guidelines and policies relating to capital adequacy adopted by the Relevant Regulator from time to time (whether or not such requirements, guidelines or policies are applied generally or specifically to the Issuer or to the Issuer and any of its holding or subsidiary companies or any subsidiary of any such holding company).

“Relevant Supervisory Consent” means as (and to the extent) required, a consent or waiver to the relevant redemption or purchase from the Relevant Regulator or the relevant UK resolution authority (as applicable). For the avoidance of doubt, Relevant Supervisory Consent will not be required if either (i) none of the Debt Securities qualify as part of the Issuer’s regulatory capital, or own funds and eligible liabilities or loss absorbing capacity instruments, as the case may be, each pursuant to the Loss Absorption Regulations, (ii) the relevant Debt Securities are repurchased for market-making purposes in accordance with any permission given by the Relevant Regulator pursuant to the Relevant Rules (including, without limitation, Article 29(3) of Commission Delegated Regulation (EU) No. 241/2014) within the limits prescribed in such permission or (iii) the relevant Debt Securities are being redeemed or repurchased pursuant to any general prior permission granted by the Relevant Regulator or the relevant UK resolution authority (as applicable) pursuant to the Relevant Rules or the Loss Absorption Regulations within the limits prescribed in such permission.

“Relevant UK Resolution Authority” means any authority with the ability to exercise a UK Bail-in Power.

“UK Bail-in Power” means any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of the BRRD or otherwise, including but not limited to the Banking Act and the instruments, rules and standards created thereunder, pursuant to which (i) any obligation of a Regulated Entity (or other affiliate of such Regulated Entity) can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such Regulated Entity or any other person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a Regulated Entity may be deemed to have been exercised.

By its acquisition of the Debt Securities, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities): (i) acknowledges and agrees that the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not give rise to a Default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act; (ii) to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of (x) the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities or (y) the limited remedies available under the Indenture and the Debt Securities for a non-payment of principal and/or interest on the Debt Securities; and (iii) acknowledges and agrees that, upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority, the Trustee shall not be required to take any further directions from Holders under Section 4.11 (Control by Holders of Debt Securities) of the Base Indenture; and that the Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

Notwithstanding clause (iii) of the immediately preceding paragraph, if, following the completion of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, the Debt Securities remain outstanding (for example, if the exercise of the UK Bail-in Power results in only a partial write-down of the principal of the Debt Securities), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Debt Securities following such completion to the extent that the Issuer and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Indenture; provided, however that notwithstanding the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, there shall at all times be a Trustee hereunder pursuant to, and in accordance with Section 6.09 of the Base Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor trustee shall continue to be governed by Section 6.10 and Section 6.11 of the Base Indenture, including to the extent no supplemental indenture or amendment to the Indenture is agreed upon pursuant to the Indenture in the event the Debt Securities remain outstanding following the completion of the exercise of the UK Bail-in Power.

It is the intention of the Issuer and the Trustee that the Issuer’s obligations to indemnify the Trustee and the Agent in accordance with Section 6.07 of the Base Indenture (for the avoidance of doubt, as amended by Section 4.01 of the second supplemental indenture dated May 25, 2016) shall survive any exercise of the UK Bail in Power by the Relevant UK Resolution Authority.

The exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not constitute an Event of Default or a Default.

In addition to the right to enter into supplemental indentures pursuant to Section 9.01 and Section 9.02 of the Base Indenture, the Issuer and the Trustee may enter into one or more indentures supplemental to the Indenture to modify and amend the terms of the Indenture or the Debt Securities, without the further consent of any Holders, to the extent necessary to give effect to the exercise by the Relevant UK Resolution Authority of the UK Bail-in Power.

Upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities, the Issuer shall provide a written notice to the Holders through DTC as soon as practicable regarding such exercise of the UK Bail-in Power for purposes of notifying Holders and beneficial owners of the Debt Securities of such occurrence. The Issuer shall also deliver a copy of such notice to the Trustee for information purposes.

Upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that results in the reduction or cancellation of all, or a portion, of the principal amount of this Global Security and/or the conversion of all, or a portion, of the principal amount of this Global Security into shares or other securities or other obligations of the Issuer or another person, the portion of the principal amount hereof so reduced, cancelled and/or converted shall be endorsed by the Registrar on Schedule B hereto. The principal amount hereof shall be reduced for all purposes by the amount so reduced, cancelled and/or converted.

By its acquisition of a Debt Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) of the Debt Securities shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds the Debt Securities to take any and all necessary action, if required, to implement the exercise of any UK Bail-in Power with respect to the Debt Securities as it may be imposed, without any further action or direction on the part of such Holder or beneficial owner, the Trustee and the Agent (and any other agent acting in connection with the relevant series of Debt Securities).

To the fullest extent permitted by law, the Holders and the Trustee, in respect of any claims of such Holders to payment of any principal, premium or interest in respect of the Debt Securities, by their acceptance of the Debt Securities, shall be deemed to have waived any right of set-off or counterclaim that such Holders or, as the case may be, the Trustee in such respect, might otherwise have.

ANY HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES) THAT ACQUIRES THE DEBT SECURITIES IN THE SECONDARY MARKET AND ANY SUCCESSORS, ASSIGNS, HEIRS, EXECUTORS, ADMINISTRATORS, TRUSTEES IN BANKRUPTCY AND LEGAL REPRESENTATIVES OF ANY HOLDER OR BENEFICIAL OWNER OF THE DEBT SECURITIES SHALL BE DEEMED TO ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE SAME PROVISIONS SPECIFIED HEREIN TO THE SAME EXTENT AS THE HOLDERS OR BENEFICIAL OWNERS OF THE DEBT SECURITIES THAT ACQUIRE THE DEBT SECURITIES UPON THEIR INITIAL ISSUANCE, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACKNOWLEDGEMENT AND AGREEMENT TO BE BOUND BY AND CONSENT TO THE TERMS OF THE DEBT SECURITIES RELATED TO THE UK BAIL-IN POWER, THE BENCHMARK AND THE LIMITED REMEDIES AVAILABLE UNDER THE INDENTURE AND THE DEBT SECURITIES FOR A NON-PAYMENT OF PRINCIPAL AND/OR INTEREST ON THE DEBT SECURITIES.

The Indenture and the Debt Securities may be amended and modified as provided in the Indenture.

All terms used in this Global Security and not otherwise defined shall have the meanings ascribed to them in the Indenture.

The Indenture and the Debt Securities shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE A

EXCHANGES FOR DEFINITIVE DEBT SECURITIES

The following exchanges of parts of this Global Security for Definitive Debt Securities have been made:

Date made	Principal amount exchanged for Definitive Debt Securities	Remaining principal amount following such exchange

SCHEDULE B

REDUCTION, CANCELLATION OR CONVERSION OF DEBT SECURITIES UPON THE

EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY

Date made	Principal amount reduced, cancelled and/or converted	Remaining principal amount following reduction, cancellation and/or conversion